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                                                                       EXHIBIT 5



                                                     May 27, 1994


Members of the Board of Directors
BankAmerica Corporation
Bank of America Center
555 California Street
San Francisco, CA 94104

Dear Board Members:

     I am the Executive Vice President and General Counsel of BankAmerica Corporation ("BAC") and in that capacity I have acted as counsel for BAC in connection with the registration under the Securities Act of 1933, as amended, of 3,579,121 shares of BAC common stock, $1.5625 par value (the "Common Stock"), pursuant to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by BAC with the Securities and Exchange Commission.

     I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                              Sincerely,

                                              /s/ MICHAEL J. HALLORAN

                                              Michael J. Halloran
                                              Executive Vice President
                                                and General Counsel

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